BALANCE SHEETS  (Unaudited)      Boise Cascade Corporation and Subsidiaries

                                                                                         September 30     December 31
ASSETS                                                                             1994          1993            1993
                                                                                             (expressed in thousands)
CURRENT
  Cash and cash items                                                        $   30,644    $    4,300      $   14,860
  Short-term investments at cost, which approximates market                       4,972         5,365           7,569
                                                                                 35,616         9,665          22,429

  Receivables, less allowances of $2,155,000, $1,815,000, and $1,264,000        393,530        388,513        358,859
  Receivables from equity affiliates                                            181,834          6,236          7,328
  Inventories                                                                   397,519        448,898        446,609
  Deferred income tax benefits                                                   44,522         42,209         38,831
  Other                                                                          18,112         16,510         13,397
                                                                              1,071,133        912,031        887,453

PROPERTY
  Property and equipment
    Land and land improvements                                                   37,289         57,136         56,871
    Buildings and improvements                                                  437,847        568,515        571,712
    Machinery and equipment                                                   4,051,459      4,592,133      4,642,434
                                                                              4,526,595      5,217,784      5,271,017

  Accumulated depreciation                                                   (2,025,993)    (2,209,348)    (2,261,360)
                                                                              2,500,602      3,008,436      3,009,657

  Timber, timberlands, and timber deposits                                      403,914        369,998        366,054
                                                                              2,904,516      3,378,434      3,375,711

INVESTMENTS IN EQUITY AFFILIATES                                                214,585         21,717         22,700

OTHER ASSETS                                                                    268,140        222,791        227,109

TOTAL ASSETS                                                                 $4,458,374     $4,534,973     $4,512,973

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT
  Notes payable                                                              $   62,000     $   10,000     $   31,000
  Current portion of long-term debt                                              83,010        105,531        145,185
  Accounts payable                                                              306,631        298,498        288,300
  Accrued liabilities
    Compensation and benefits                                                   103,977        111,218        103,188
    Interest payable                                                             30,847         30,018         32,194
    Other                                                                       105,983        110,096         88,568
                                                                                692,448        665,361        688,435

DEBT
  Long-term debt, less current portion                                        1,768,527      1,583,176      1,593,348
  Guarantee of ESOP debt                                                        245,027        260,839        246,856
                                                                              2,013,554      1,844,015      1,840,204

OTHER
  Deferred income taxes                                                         128,953        240,244        222,464
  Other long-term liabilities                                                   263,923        238,467        257,346
                                                                                392,876        478,711        479,810

SHAREHOLDERS' EQUITY
  Preferred stock - no par value; 10,000,000 shares authorized; Series D ESOP:
  $.01 stated value; 6,311,734,  6,415,275, and 6,395,047 shares outstanding    284,028        288,687        287,777
    Deferred ESOP benefit                                                      (245,027)      (260,839)      (246,856)
    Series E: $.01 stated value; 862,500 shares outstanding in each period      191,466        191,471        191,466
    Series F: $.01 stated value; 115,000 shares outstanding in each period      111,043        111,055        111,043
    Series G: $.01 stated value; 862,500 shares outstanding in each period      176,404        176,705        176,404
  Common stock - $2.50 par value; 200,000,000 shares authorized;
    38,232,914,  37,967,129, and 37,987,529 shares outstanding                   95,582         94,918         94,969
  Retained earnings                                                             746,000        944,889        889,721

    Total shareholders' equity                                                1,359,496      1,546,886      1,504,524

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $4,458,374     $4,534,973     $4,512,973

SHAREHOLDERS' EQUITY PER COMMON SHARE                                            $22.01         $27.39         $25.92


STATEMENTS OF LOSS  (Unaudited)      Boise Cascade Corporation and Subsidiaries

                                                Three Months Ended September 30  Nine Months Ended September 30
                                                             1994          1993               1994         1993
                                                                                       (expressed in thousands)

REVENUES
  Sales                                                $1,089,960    $1,003,370         $3,031,510   $2,961,400
  Other income, net                                         2,370           310              6,930       12,560
                                                        1,092,330     1,003,680          3,038,440    2,973,960

COSTS AND EXPENSES
  Materials, labor, and other operating expenses          893,630       858,350          2,537,910    2,519,500
  Depreciation and cost of company timber harvested        59,350        68,530            176,380      200,520
  Selling and administrative expenses                      99,910        80,840            285,580      241,840
                                                        1,052,890     1,007,720          2,999,870    2,961,860

EQUITY IN NET INCOME (LOSS) OF AFFILIATES                 (11,040)        9,410            (24,160)      11,990

INCOME FROM OPERATIONS                                     28,400         5,370             14,410       24,090

  Interest expense                                        (38,350)      (37,690)          (110,030)    (112,720)
  Interest income                                             270           260                790        1,000
  Foreign exchange gain (loss)                              1,280         1,710               (130)       2,030
  Loss on sale of subsidiary's stock                      (10,200)         -               (10,200)        -
                                                          (47,000)      (35,720)          (119,570)    (109,690)

LOSS BEFORE INCOME TAXES                                  (18,600)      (30,350)          (105,160)     (85,600)
  Income tax provision (benefit)                           13,110        (6,120)           (16,690)     (32,140)

NET LOSS                                               $  (31,710)   $  (24,230)        $  (88,470)  $  (53,460)

NET LOSS PER COMMON SHARE
  Primary                                                  $(1.19)        $(.91)            $(3.40)      $(2.19)
  Fully diluted                                            $(1.19)        $(.91)            $(3.40)      $(2.19)

The computation of fully diluted net loss per common share was antidilutive in each of the periods presented; therefore, the amounts reported for primary and fully diluted loss are the same.

SEGMENT INFORMATION

SEGMENT SALES
  Paper and paper products                             $   467,196   $  491,586         $1,271,211   $1,444,330
  Office products                                          246,171      171,839            649,439      502,931
  Building products                                        434,121      390,460          1,261,553    1,142,546
  Intersegment eliminations and other                      (57,528)     (50,515)          (150,693)    (128,407)
                                                       $ 1,089,960   $1,003,370         $3,031,510   $2,961,400

SEGMENT OPERATING INCOME (LOSS)
  Paper and paper products                             $     2,273   $  (27,813)        $  (81,627)  $ (103,601)
  Office products                                           10,733        8,387             31,730       27,921
  Building products                                         34,311       30,306            113,268      126,233
  Equity in net income (loss) of affiliates                (11,040)       9,410            (24,160)      11,990
  Corporate and other                                       (7,877)     (14,920)           (24,801)     (38,453)

INCOME FROM OPERATIONS                                 $    28,400   $    5,370         $   14,410   $   24,090


STATEMENTS OF CASH FLOWS  (Unaudited)      Boise Cascade Corporation and Subsidiaries

                                                       Nine Months Ended September 30
                                                                   1994          1993
                                                             (expressed in thousands)

CASH PROVIDED BY (USED FOR) OPERATIONS
  Net loss                                                   $   (88,470)  $  (53,460)
  Items in loss not using (providing) cash
    Equity in net (income) loss of affiliates                     16,267       (3,690)
    Loss on sale of subsidiary's stock                            10,200         -
    Depreciation and cost of company timber harvested            176,380      200,520
    Deferred income tax benefit                                  (16,724)     (33,696)
    Amortization and other                                        12,434       10,135
  Gain on sales of operating assets                                 -          (8,300)
  Receivables                                                    (64,813)     (28,849)
  Inventories                                                     32,048      (32,968)
  Accounts payable and accrued liabilities                        53,699       38,201
  Current and deferred income taxes                                6,053       12,332
  Other                                                            5,881       (6,033)
    Cash provided by operations                                  142,955       94,192

CASH PROVIDED BY (USED FOR) INVESTMENT
  Expenditures for property and equipment                       (132,862)    (148,452)
  Expenditures for timber and timberlands                         (4,256)      (3,699)
  Investment in equity affiliates                                (32,068)         298
  Purchases of facilities                                        (78,428)        -
  Sales of operating assets                                         -          23,992
  Other                                                          (47,825)      10,142
    Cash used for investment                                    (295,439)    (117,719)

CASH PROVIDED BY (USED FOR) FINANCING
  Cash dividends paid
    Common stock                                                 (17,109)     (17,077)
    Preferred stock                                              (40,449)     (26,948)
                                                                 (57,558)     (44,025)

  Notes payable                                                   31,000        6,000

  Additions to long-term debt                                    247,335       58,650
  Payments of long-term debt                                     (56,207)    (293,849)
  Issuance of preferred stock                                       -         287,760
  Other                                                            2,221       (1,676)
    Cash provided by financing                                   166,791       12,860

INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS            14,307      (10,667)

BALANCE AT THE BEGINNING OF THE YEAR                              21,309       20,332

BALANCE AT SEPTEMBER 30                                      $    35,616   $    9,665


NOTES TO FINANCIAL STATEMENTS

These statements are unaudited financial statements and should be read in conjunction with the 1993 Annual Report of the Company.

On September 29, 1994, the Company's Canadian subsidiary, Rainy River Forest Products Inc. ("Rainy River"), agreed to the sale of C$420,000,000 units of common stock and debentures in an initial public offering, primarily in Canada, and US$110,000,000 of senior secured notes in a public offering in the United States. The sale was completed October 13, 1994. The equity securities were sold at a premium to the net book value of the Canadian company, but the translation into U.S. dollars and other costs of the transaction resulted in a charge to the Company of $6,800,000 after tax, or 18 cents per fully diluted common share, in the third quarter 1994. In addition, recognition by the Company of a noncash charge for U.S. taxes on previously undistributed Canadian earnings amounted to $20,200,000, or 53 cents per fully diluted common share.

Boise Cascade holds approximately 60% of Rainy River's economic equity, but only 49% of its voting equity. Since the Company will no longer exercise control, Rainy River has been accounted for on the equity method retroactive to January 1, 1994, in the Company's consolidated financial statements. In the Company's Statements of Income (Loss) for the three months and nine months ended September 30, 1994, Rainy River's results of operations are included in "Equity in net income (loss) of affiliates." Equity in net income and losses of other affiliates has also been reclassified for all periods presented.

Results for the third quarter of 1993 included a net pretax gain of $5,300,000, or 9 cents per fully diluted common share after tax, which was primarily attributable to an asset sale.

Effective as of January 1, 1993, the Company adopted Financial Accounting Standards Board requirements that govern the way deferred taxes are calculated and reported. Adoption of these requirements entailed a one-time adjustment that had no effect on the Company's first quarter 1993 net loss.

In the second quarter of 1993, the Canadian federal government reduced the statutory tax rate applicable to the Company. In the third quarter of 1993, the U.S. federal government increased the statutory rate. In accordance with the provisions of the adopted accounting standard, net deferred tax liabilities are adjusted when rate changes are adopted. The one-time second-quarter adjustment resulted in a benefit of $5,020,000, or 13 cents per fully diluted common share, and the third-quarter adjustment resulted in a charge of $7,120,000, or 19 cents per fully diluted share.

The estimated tax rate for the first nine months of 1994, exclusive of the impact of the charge for U.S. taxes on previously undistributed earnings, was 35%, compared with an estimated rate of 40%, for the first three months and six months of 1994 and a rate of 40%, exclusive of the impact of the adjustments to net deferred tax liabilities, for the first nine months of 1993. The decrease in the benefit rate was due primarily to reflecting the 1994 results of operations of Rainy River, including the tax effect, in "Equity in net income (loss) of affiliates." These rates were based on actual year-to-date results and projected results for the remainder of the year.

During the first quarter of 1993, the Company sold its interest in a specialty paper producer at a pretax gain of $8,644,000, or 14 cents per fully diluted common share after taxes.